Exhibit 99.1
FOR IMMEDIATE RELEASE
February 5, 2019
THE WALT DISNEY COMPANY REPORTS
FIRST QUARTER EARNINGS FOR FISCAL 2019
BURBANK, Calif. – The Walt Disney Company today reported quarterly earnings for its first fiscal quarter ended December 29, 2018. Diluted earnings per share (EPS) for the quarter decreased 36% to $1.86 from $2.91 in the prior-year quarter. Excluding certain items affecting comparability(1), EPS for the quarter decreased 3% to $1.84 from $1.89 in the prior-year quarter.

“After a solid first quarter, with diluted EPS of $1.86, we look forward to the transformative year ahead, including the successful completion of our 21st Century Fox acquisition and the launch of our Disney+ streaming service,” said Robert A. Iger, Chairman and Chief Executive Officer, The Walt Disney Company.  “Building a robust direct-to-consumer business is our top priority, and we continue to invest in exceptional content and innovative technology to drive our success in this space.”
The following table summarizes the first quarter results for fiscal 2019 and 2018 (in millions, except per share amounts):

	Quarter Ended
	December 29, 2018	December 30, 2017	Change
Revenues	$15,303	$15,351	—%
Segment operating income (1)	$3,655	$3,986	(8)%
Net income (2)	$2,788	$4,423	(37)%
Diluted EPS (2)	$1.86	$2.91	(36)%
EPS excluding certain items affecting comparability (1)	$1.84	$1.89	(3)%
Cash provided by operations	$2,099	$2,237	(6)%
Free cash flow (1)	$904	$1,256	(28)%

(1)
EPS excluding certain items affecting comparability, segment operating income and free cash flow are non-GAAP financial measures. See the discussion on pages 7 through 9. The most significant item affecting comparability was a net benefit from new U.S. federal income tax legislation (Tax Act) that was recorded in the prior-year quarter. See page 5 for further discussion.

(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

SEGMENT RESULTS
The following table summarizes the first quarter segment operating results for fiscal 2019 and 2018 (in millions):

	Quarter Ended
	December 29, 2018	December 30, 2017	Change
Revenues:
Media Networks	$5,921	$5,555	7%
Parks, Experiences & Consumer Products	6,824	6,527	5%
Studio Entertainment	1,824	2,509	(27)%
Direct-to-Consumer & International	918	931	(1)%
Eliminations	(184)	(171)	(8)%
	$15,303	$15,351	—%
Segment operating income/(loss):
Media Networks	$1,330	$1,243	7%
Parks, Experiences & Consumer Products	2,152	1,954	10%
Studio Entertainment	309	825	(63)%
Direct-to-Consumer & International	(136)	(42)	>(100)%
Eliminations	—	6	nm
	$3,655	$3,986	(8)%

Media Networks
Media Networks revenues for the quarter increased 7% to $5.9 billion and segment operating income increased 7% to $1.3 billion.
The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended
	December 29, 2018	December 30, 2017	Change
Supplemental revenue detail:
Cable Networks	$3,986	$3,833	4%
Broadcasting	1,935	1,722	12%
	$5,921	$5,555	7%
Supplemental operating income detail:
Cable Networks	$743	$793	(6)%
Broadcasting	408	291	40%
Equity in the income of investees	179	159	13%
	$1,330	$1,243	7%
Cable Networks
Cable Networks revenues for the quarter increased 4% to $4.0 billion and operating income decreased 6% to $743 million. Lower operating income was due to a decrease at ESPN and Freeform, partially offset by an increase at the Disney Channels.

The decrease at ESPN was due to higher programming costs, partially offset by affiliate revenue growth and an increase in advertising revenue. The increase in programming costs was due to contractual rate increases for key sports programming and a shift in the mix of College Football Playoff (CFP) games. Two semi-final games and one “host” game were aired in the current quarter, whereas three host games aired in the prior-year quarter. Semi-final games generally have a higher cost than host games. Affiliate revenue growth reflected contractual rate increases, partially offset by a decline in subscribers. Higher advertising revenue was due to an increase in rates and impressions. The increase in impressions was due to higher units delivered, partially offset by lower average viewership. Advertising revenue benefited from the shift in mix of CFP games.
Lower operating income at Freeform was due to decreases in advertising revenue and program sales, partially offset by lower programming costs. The decrease in advertising revenue was due to lower average viewership, partially offset by higher rates.
Growth at the Disney Channels was due to higher income from program sales and an increase in affiliate revenue. Affiliate revenue growth was due to contractual rate increases, partially offset by a decline in subscribers. Program sales included a benefit from the adoption of a new revenue accounting standard (ASC 606) (see page 4).
Broadcasting
Broadcasting revenues for the quarter increased 12% to $1.9 billion and operating income increased 40% to $408 million. The increase in operating income was due to affiliate revenue growth, increased advertising revenue and higher program sales, partially offset by higher programming costs.
Growth in affiliate revenue was due to contractual rate increases and an impact from the adoption of ASC 606 (see page 4). The increase in advertising revenue was due to higher network rates and an increase in political advertising at the owned television stations, partially offset by lower network average viewership. The increase in program sales was due to higher revenues from programs licensed to Hulu and the sale of The Punisher in the current quarter. The programming cost increase was driven by higher primetime costs, including the impact of The Conners and Dancing with the Stars in the current quarter.
Equity in the Income of Investees
Equity in the income of investees increased from $159 million in the prior-year quarter to $179 million in the current quarter due to higher income from A+E Television Networks driven by lower marketing and programming costs.

Parks, Experiences & Consumer Products
Parks, Experiences, & Consumer Products revenues for the quarter increased 5% to $6.8 billion and segment operating income increased 10% to $2.2 billion. Operating income growth for the quarter was due to an increase at our domestic theme parks and resorts, partially offset by a decrease from licensing activities.
Operating income growth at our domestic theme parks and resorts was due to increased guest spending and higher occupied room nights. Guest spending growth was due to higher average ticket prices, an increase in food, beverage and merchandise spending and higher average hotel room rates.
Operating income at our international parks and resorts was down modestly compared to the prior-year quarter as lower results at Shanghai Disney Resort and Disneyland Paris were largely offset by an increase at Hong Kong Disneyland Resort. Lower operating income at Shanghai Disney Resort was primarily due to lower attendance and higher costs, partially offset by increased guest spending. Lower operating income at Disneyland Paris was due to increased costs, partially offset by higher average ticket prices. At Hong Kong Disneyland Resort, the increase in operating income was driven by increased guest spending and higher occupied room nights.
Lower income from licensing activities was driven by a decrease in revenue from products based on Star Wars and Cars and higher third-party royalty expense, partially offset by an increase from minimum guarantee shortfall recognition, higher revenues from products based on Spider-Man and an increase in licensee settlements. Higher minimum guarantee shortfall recognition was due to an impact from the adoption of ASC 606 (see below).

Studio Entertainment
Studio Entertainment revenues for the quarter decreased 27% to $1.8 billion and segment operating income decreased 63% to $309 million. Lower operating income was due to a decrease in theatrical distribution results, partially offset by growth in TV/SVOD distribution.
The decrease in theatrical distribution results was due to the strong performance of Star Wars: The Last Jedi and Thor: Ragnarok in the prior-year quarter compared to Mary Poppins Returns and The Nutcracker and the Four Realms in the current year. Other significant releases included Ralph Breaks the Internet in the current quarter, while the prior-year quarter included Coco.
Growth in TV/SVOD distribution results was due to the performance of Incredibles 2 and Avengers: Infinity War in the current quarter compared to Cars 3 and Guardians of the Galaxy Vol. 2 in the prior-year quarter, more title availabilities, and to a lesser extent, an impact from the adoption of ASC 606 (see below).

Direct-to-Consumer & International
Direct-to-Consumer & International revenues for the quarter decreased 1% to $918 million and segment operating loss increased from $42 million to $136 million. Revenues reflected a 4% decrease from an unfavorable foreign currency impact. The increase in operating loss was due to the investment ramp-up in ESPN+, which was launched in April 2018, a loss from streaming technology services and costs associated with the upcoming launch of Disney+, partially offset by an increase at our International Channels and a lower equity loss from our investment in Hulu.
The increase at our International Channels was due to lower costs, affiliate revenue growth and higher program sales (all on a constant currency basis), partially offset by an unfavorable foreign currency impact.
Hulu results reflected increases in subscription and advertising revenue, partially offset by higher programming costs.

ADOPTION OF NEW REVENUE RECOGNITION ACCOUNTING STANDARD
At the beginning of fiscal 2019, the Company adopted a new revenue recognition accounting standard (ASC 606). Results for fiscal 2019 are presented under ASC 606, while prior period amounts continue to be reported in accordance with our historic accounting.
The current quarter includes a $115 million favorable impact on segment operating income from the ASC 606 adoption. The most significant benefits were $56 million at Media Networks and $34 million at Parks, Experiences & Consumer Products, both of which reflected a change in the timing of revenue recognition on contracts with minimum guarantees.

OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $11 million to $161 million in the current quarter primarily due to costs incurred in connection with the Twenty-First Century Fox (21CF) acquisition, partially offset by lower compensation costs.
Interest expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	December 29, 2018	December 30, 2017	Change
Interest expense	$(163)	$(146)	(12)%
Interest income, investment income and other	100	17	>100%
Interest expense, net	$(63)	$(129)	51%
The increase in interest expense was due to financing costs related to the 21CF acquisition and higher average interest rates, partially offset by lower average debt balances and higher capitalized interest.
The increase in interest income, investment income and other was due to unrealized investment gains in the current quarter and the inclusion of a $25 million benefit related to pension and postretirement plan costs, other than service cost. The Company adopted a new accounting standard in fiscal 2019 and now presents the elements of pension and postretirement plan costs other than service cost in “Interest expense, net.” A net benefit of $7 million in the prior-year quarter was reported in “Costs and expenses.” The benefit in the current quarter was due to the expected return on plan assets, partially offset by interest expense on plan liabilities and amortization of prior net actuarial losses.
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	December 29, 2018	December 30, 2017	Change
Effective income tax rate	18.8%	(19.4)%	(38.2)	ppt
The increase in the effective income tax rate for the quarter reflected a $1.6 billion net benefit related to the Tax Act that was recognized in the prior-year quarter. This net benefit drove a 41.6 percentage point reduction in the prior-year effective tax rate. The $1.6 billion reflected a $1.9 billion benefit due to the remeasurement of our net federal deferred tax liability to new statutory rates (Deferred Remeasurement), partially offset by a one-time tax of $0.3 billion on certain accumulated foreign earnings (Deemed Repatriation Tax). The current quarter benefited from a reduction in the Company’s U.S. statutory federal income tax rate to 21.0% in fiscal 2019 from 24.5% in fiscal 2018. In addition, in the current quarter the Company adjusted its estimate of the Deferred Remeasurement and Deemed Repatriation Tax impact and recognized a $34 million net benefit.

Noncontrolling Interests

Net (income) loss attributable to noncontrolling interests was as follows (in millions):

	Quarter Ended
	December 29, 2018	December 30, 2017	Change
Net (income) loss attributable to noncontrolling interests	$2	$(50)	nm
The change in net (income)/loss attributable to noncontrolling interests was due to lower results at ESPN and Shanghai Disney Resort, and losses at our direct-to-consumer sports business, partially offset by growth at Hong Kong Disneyland Resort. Lower results at ESPN were largely due to the benefit of the Tax Act in the prior-year quarter.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Quarter Ended
	December 29, 2018	December 30, 2017	Change
Cash provided by operations	$2,099	$2,237	$(138)
Investments in parks, resorts and other property	(1,195)	(981)	(214)
Free cash flow (1)	$904	$1,256	$(352)

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 7 through 9.

Cash provided by operations decreased by $0.1 billion from $2.2 billion in the prior-year quarter to $2.1 billion in the current quarter. The decrease was driven by lower segment operating results and higher tax payments, partially offset by a decrease in film and television production spending.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Quarter Ended
	December 29, 2018	December 30, 2017
Media Networks
Cable Networks	$32	$46
Broadcasting	33	36
Total Media Networks	65	82
Parks, Experiences & Consumer Products
Domestic	838	646
International	206	149
Total Parks, Experiences & Consumer Products	1,044	795
Studio Entertainment	20	22
Direct-to-Consumer & International	24	34
Corporate	42	48
Total investments in parks, resorts and other property	$1,195	$981
Capital expenditures increased by $214 million to $1.2 billion driven by higher spending on new attractions at our domestic theme parks and resorts.
Depreciation expense was as follows (in millions):

	Quarter Ended
	December 29, 2018	December 30, 2017
Media Networks
Cable Networks	$24	$29
Broadcasting	20	23
Total Media Networks	44	52
Parks, Experiences & Consumer Products
Domestic	352	363
International	186	182
Total Parks, Experiences & Consumer Products	538	545
Studio Entertainment	14	13
Direct-to-Consumer & International	32	22
Corporate	39	45
Total depreciation expense	$667	$677
Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items affecting comparability, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items affecting comparability, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items affecting comparability – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about EPS exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.
The following table reconciles reported EPS to EPS excluding certain items affecting comparability for the quarter.

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense (1)	After-Tax Income/Loss (2)	EPS (3)	Change vs. prior year period
Quarter Ended December 29, 2018:
As reported	$3,431	$(645)	$2,786	$1.86	(36)%
Exclude:
One-time net benefit from the Tax Act	—	(34)	(34)	(0.02)
Excluding certain items affecting comparability	$3,431	$(679)	$2,752	$1.84	(3)%

Quarter Ended December 30, 2017:
As reported	$3,745	$728	$4,473	$2.91
Exclude:
One-time net benefit from the Tax Act	—	(1,557)	(1,557)	(1.00)
Gain from sale of property rights	(53)	12	(41)	(0.03)
Restructuring and impairment charges	15	(3)	12	0.01
Excluding certain items affecting comparability	$3,707	$(820)	$2,887	$1.89

(1)	Tax benefit/expense adjustments are determined using the tax rate applicable to the individual item affecting comparability.

(2)	Before noncontrolling interest share.

(3)	Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
A reconciliation of income before income taxes to segment operating income is as follows (in millions):

	Quarter Ended		% Change
(in millions)	December 29, 2018	December 30, 2017	Better/ (Worse)
Income before income taxes	$3,431	$3,745	(8)%
Add/(subtract):
Corporate and unallocated shared expenses	161	150	(7)%
Restructuring and impairment charges	—	15	nm
Other income	—	(53)	nm
Interest expense, net	63	129	51%
Segment Operating Income	$3,655	$3,986	(8)%

CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, February 5, 2019, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect entertainment, travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	demand for our products and services;

•	expenses of providing medical and pension benefits;

•	income tax expense;

•	performance of some or all company businesses either directly or through their impact on those who distribute our products; and

•	completion of the pending transaction with 21CF.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 29, 2018 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended
	December 29, 2018	December 30, 2017
Revenues:
Services	$12,866	$12,984
Products	2,437	2,367
Total revenues	15,303	15,351
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	(7,564)	(7,324)
Cost of products (exclusive of depreciation and amortization)	(1,437)	(1,405)
Selling, general, administrative and other	(2,152)	(2,087)
Depreciation and amortization	(732)	(742)
Total costs and expenses	(11,885)	(11,558)
Restructuring and impairment charges	—	(15)
Other income	—	53
Interest expense, net	(63)	(129)
Equity in the income of investees	76	43
Income before income taxes	3,431	3,745
Income taxes	(645)	728
Net income	2,786	4,473
Less: Net (income) loss attributable to noncontrolling interests	2	(50)
Net income attributable to The Walt Disney Company (Disney)	$2,788	$4,423

Earnings per share attributable to Disney:
Diluted	$1.86	$2.91

Basic	$1.87	$2.93

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,498	1,521

Basic	1,490	1,512

Dividends declared per share	$0.88	$0.84

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	December 29, 2018	September 29, 2018
ASSETS
Current assets
Cash and cash equivalents	$4,455	$4,150
Receivables	10,123	9,334
Inventories	1,357	1,392
Television costs and advances	824	1,314
Other current assets	778	635
Total current assets	17,537	16,825
Film and television costs	8,177	7,888
Investments	2,970	2,899
Parks, resorts and other property
Attractions, buildings and equipment	55,385	55,238
Accumulated depreciation	(31,069)	(30,764)
	24,316	24,474
Projects in progress	4,336	3,942
Land	1,145	1,124
	29,797	29,540
Intangible assets, net	6,747	6,812
Goodwill	31,289	31,269
Other assets	3,424	3,365
Total assets	$99,941	$98,598

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$10,696	$9,479
Current portion of borrowings	3,489	3,790
Deferred revenue and other	3,434	4,591
Total current liabilities	17,619	17,860
Borrowings	17,176	17,084
Deferred income taxes	3,177	3,109
Other long-term liabilities	6,452	6,590
Commitments and contingencies
Redeemable noncontrolling interests	1,124	1,123
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 2.9 billion shares	36,799	36,779
Retained earnings	84,887	82,679
Accumulated other comprehensive loss	(3,782)	(3,097)
	117,904	116,361
Treasury stock, at cost, 1.4 billion shares	(67,588)	(67,588)
Total Disney Shareholders’ equity	50,316	48,773
Noncontrolling interests	4,077	4,059
Total equity	54,393	52,832
Total liabilities and equity	$99,941	$98,598

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Quarter Ended
	December 29, 2018	December 30, 2017
OPERATING ACTIVITIES
Net income	$2,786	$4,473
Depreciation and amortization	732	742
Deferred income taxes	46	(1,726)
Equity in the income of investees	(76)	(43)
Cash distributions received from equity investees	170	170
Net change in film and television costs and advances	468	34
Equity-based compensation	92	94
Other	61	139
Changes in operating assets and liabilities:
Receivables	(1,078)	(1,378)
Inventories	32	65
Other assets	25	(29)
Accounts payable and other liabilities	(1,289)	(1,160)
Income taxes	130	856
Cash provided by operations	2,099	2,237

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,195)	(981)
Other	(141)	(62)
Cash used in investing activities	(1,336)	(1,043)

FINANCING ACTIVITIES
Commercial paper borrowings/(payments), net	(302)	1,140
Borrowings	—	1,025
Reduction of borrowings	—	(1,330)
Repurchases of common stock	—	(1,313)
Proceeds from exercise of stock options	37	50
Other	(146)	(156)
Cash used in financing activities	(411)	(584)

Impact of exchange rates on cash, cash equivalents and restricted cash	(44)	21

Change in cash, cash equivalents and restricted cash	308	631
Cash, cash equivalents and restricted cash, beginning of period	4,155	4,064
Cash, cash equivalents and restricted cash, end of period	$4,463	$4,695

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601